Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Heliogen, Inc.(formerly Athena Technology Acquisition Corp.)  on Form S-1 of our report dated January 19, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern  with respect to our audit of the financial statements of Athena Technology Acquisition Corp. as of December 31, 2020 and for the period from December 8, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 30, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our December 30, 2021. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 24, 2022